EXHIBIT 10.1
ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (the “Agreement”) is made and entered into effective this 30th day of December, 2008, by and between Samurai Corp., a Texas corporation (“Seller”), and ECCO Energy Corp., a Nevada corporation (“Buyer”).

BACKGROUND

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as defined in Section 1 hereof) in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Sale and Purchase of the Assets.  On the Closing Date (as defined in Section 11 hereof), Seller shall sell, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, as of the Effective Date (also as defined in Section 11(a) hereof), all of Seller’s right, title and interest in and to the following assets (Seller’s right, title and interest in the following is collectively called the “Assets”):

a. Oil and Gas Leases.  The oil, gas and mineral leases and the leasehold estates created thereby, described on Schedule 1 hereto (collectively, the “Leases”), insofar as the Leases cover and relate to the land and depths described therein (the “Lands”), together with corresponding interests in and to all the property and rights incident thereto, including pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands, and all interests in any Wells (as defined in Section 1(b) hereof) within the pool or unit associated with the Lands;

b. Wells.  All producing, non-producing and shut-in oil and gas wells, injection wells and water wells located on the Lands, or lands pooled or unitized therewith, which wells are described in Schedule 1(b) hereto (collectively, the “Wells”), and all personal property, equipment, fixtures, pipelines and improvements located on and appurtenant to the Lands or Wells insofar as they are used or were obtained in connection with the operation of the Wells or Leases or relate to the exploration for, development, production, treatment, transportation, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, but expressly not including any vehicles nor any other property not affixed to one of the Wells;

c. Contracts.  All right, title and interest of Seller in and to all presently existing and valid operating agreements, exploration agreements, farmout agreements, rights of ways, easements, and other agreements and contracts which relate to any of the Assets described above, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage or transportation of production therefrom, specifically including, but not limited to, such operating agreements, exploration agreements, farmout agreements, and other agreements and contracts enumerated on Schedule 1(c) hereto;

d.  Records.  All books, files, records, maps, correspondence, studies, surveys, reports and other data in the possession of Seller and relating to the Assets or copies thereof (the “Records”).

2.           Purchase Price.  The total purchase price for the Assets shall be Two Million Six  Hundred Fifty Five Thousand Dollars ($2,655,000.00) payable as set forth in the Promissory Note attached hereto and made a part hereof for all purposes as Exhibit A. The parties agree that the Purchase Price shall be allocated among the Assets in the manner described on Schedule 2 hereto.

3.           Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

a. Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified or registered as a foreign entity in each jurisdiction where it is required to be so qualified and registered except where the failure to so qualify would not have a material adverse effect on the Seller’s ownership, operation or value of the Assets.

b. Authority.   Seller has full power and authority to enter into this Agreement and to perform Seller’s obligations under this Agreement.  Neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder will (i) violate Seller’s Articles of Organization, (ii) violate or constitute a default under any law, regulation, contract, agreement, consent decree or judicial order by which Seller or any of its officers, members or partners are bound or (iii) result in the creation of any Title Defect upon the Assets.

c. Enforceability.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.  At the Closing, all documents required hereunder to be executed and delivered by Seller and shall constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

d. Contracts.  Schedule 1(c) contains a list of all material contracts affecting the Assets in Seller’s possession or to which Seller is aware the Assets are subject.  Seller has received no notice of its material default under any of such contracts.  Such contracts are in full force and effect and have not been modified or amended to any material extent subsequent to the date hereof.

e. Preferential Purchase Rights/Consents.  To the best of Seller’s knowledge, Schedule 3(e) sets forth all consents, approvals, waivers and authorizations (collectively, “Consents”), and all preferential purchase rights required to be obtained (“Pref Rights”), in connection with the sale of the Assets to Buyer.

f. Litigation and Claims.  Except as described on Schedule 3(f), no claim, demand, filing, cause of action, administrative proceeding, lawsuit or other litigation is pending or, to Seller’s knowledge, threatened with respect to Seller or the Assets that could now or hereafter materially adversely affect the ownership, operation or value of the Assets.

g. Finder’s Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which Buyer shall have any responsibility whatsoever.

h. Compliance with Laws.  Seller has no actual knowledge, and has not received any notice from any federal, state or municipal authority that the Assets or Seller’s use thereof in its business, are not in material compliance with all laws, rules, regulations and permits relating to the Assets except for such non-compliance and violations which, individually or in the aggregate, would not have a material adverse effect on the ownership, operation or value of the Assets.  Seller will promptly notify Buyer upon receipt of any such notice.

i. Title.  Seller owns the Assets free and clear of all liens and encumbrances (except as disclosed in the Schedules hereto) arising by, through or under Seller; provided however that Seller is not making any warranty as to the accuracy of the working interests, net working interests, net revenue interests or allocated values set forth on Schedule 1b or Schedule 2. The Transfer Documents contemplated in Section 6(d) shall be conveyed by Seller to Buyer with covenants of limited warranty against claims and demands of all persons lawfully claiming the same by, through, or under Seller, but not otherwise related to the title to the Wells and Leases, subject to the limitations of such warranty set forth in Section 13, but such Transfer Documents shall be made without any warranty of title, either express or implied, with respect to any personal property and equipment, and with respect to such personal property and equipment the Transfer Documents shall be made on an “as is” “where is” basis with all faults.

j. Environmental Issues.  To the best of its knowledge, Seller has complied in all material respects with all Environmental Laws (as defined below) and with the terms of all permits, licenses, orders, decrees and agreements thereunder.  Seller is not aware of, and has not received notice from any person or entity asserting or alleging (i) any non-compliance with the Environmental Laws by Seller relating to the operation and ownership of the Assets; (ii) any liability in connection with the release, spill, discharge, storage, disposal or presence of any pollutants, contaminations, chemicals, industrial, toxic or hazardous substances or wastes, petroleum, petroleum products or wastes and natural gas by-products, liquids or wastes (collectively, “Hazardous Materials”), including but not limited to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act or similar state “Superfund” laws, relating in any way to the Assets; or (iii) the release, discharge or presence of any Hazardous Materials at, on, under or from any of the Assets requiring cleanup or other remedial action pursuant to the Environmental Laws.  For purposes of this agreement, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 2980, as amended (42 U.S.C. & 6091 et. seq.).  The Resource Conservation and Recovery Act of 1976 (42 U.S.C. & 6901 et. seq.), The Clean Water Act (33 U.S.C. & 466 et. seq.), The Safe Drinking Water Act (14 U.S.C. & 1401-1450), The Hazardous Materials Transportation Act (49 U.S.C. & 1401-7401 et. seq.) as amended, The Clean Air Act amendments of 1990, and any other applicable federal, state or local law.  Notwithstanding the foregoing, the parties acknowledge that oil and gas assets of the nature of the Assets routinely contain some quantities of oil, brine or other materials and that the presence of such materials in such locations and quantities as are routinely found on or near Appalachian Basin oil and gas properties is not a violation of any warranty or other provision of this Agreement.

k. Financial Data.  To Seller’s knowledge, all financial data provided by Seller to Buyer relating to the Assets is true and accurate in all material respects.

l. No AFE Items or Well Abandonment.  Seller has incurred no expenses, and has made no commitments to make expenditures, in connection with (and no other obligations or liabilities have been incurred which would adversely affect) the ownership or operation of the Assets since December 1, 2008, other than routine expenses incurred in the normal operation of the same.  Seller has not abandoned any wells (or removed any material items of equipment, except those replaced by items of equal suitability and value) since December 1, 2008.  No proposals are currently outstanding (whether made by Seller or by any other party) to deepen, plug back, or rework any existing wells, to conduct other operations for which consent is required under the applicable operating agreements, or to conduct any other operations other than normal operation of existing wells constituting the Assets.

m. Gas Balancing.  Take or Pay. There is no well included within the definition of the Assets with respect to which Seller and its predecessors in title have collectively taken more (referred to herein as “over-produced”) or less (referred to herein as “under-produced”) production from such well than the ownership of Seller and such predecessors in such property would entitle Seller and such predecessors (absent any gas balancing agreement or arrangement) to receive; there exist no gas balancing arrangements or agreements whereby over production from wells not located on the Assets can be balanced with production from the Assets.  Neither Seller, nor to Seller’s knowledge any other party, has received prepayments (including, but not limited to, payments for gas not taken pursuant to “take-or-pay” arrangements) for any oil or natural gas produced from the Assets (or other properties) as a result of which the obligation exists to deliver oil or natural gas produced from the assets after the Closing Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash.

n. Permits.  To the extent Seller is the operator of an Asset, to the best of its knowledge Seller has all material governmental licenses and permits necessary or appropriate to own and operate the Asset as presently being owned and operated, and such licenses, permits and filings are in full force and effect (and are transferable by Seller), and Seller has not received written notice of any material violations in respect of any such licenses or permits.  To the extent that Seller is not the operator of an Asset, to the best of Seller’s knowledge, the operator of the Asset has all material governmental licenses and permits necessary or appropriate to own and operate the Asset as presently being owned and operated, and such licenses, permits and filings are in full force and effect, and Seller has not received written notice of any material violations in respect of any such licenses or permits.

o. No Material Adverse Change. Since the date of this Agreement, to the best of Seller’s knowledge there shall have been no material adverse changes in the conditions of any of the Assets except normal production, depreciation of equipment through ordinary wear and tear and other events or conditions approved in writing by Buyer on the Closing Date.

4.           Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

a. Organization.  Buyer is a Nevada corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.

b. Authority and Ability.  Buyer has full power and authority and has taken all requisite action, corporate or otherwise, to authorize Buyer to carry on Buyer’s business as presently conducted, to enter into this Agreement, to purchase the Assets on the terms described in this Agreement and to perform its obligations under this Agreement.  Neither the execution and delivery of this Agreement nor the performance by Buyer of its obligations hereunder will (i) violate Buyer’s Articles of Incorporation or Bylaws or (ii) violate or constitute a default under any law, regulation, contract, agreement, consent decree or judicial order by which Buyer or any of its directors, officers or shareholders are bound. Buyer has the financial ability and available credit to be able to perform all of its obligations under this Agreement.

c. Enforceability.  This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.  At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

d. Status of Buyer.  Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has performed, or will perform before Closing, a due diligence review of the Assets and will have evaluated the merits and risks of purchasing the Assets from Seller and has formed an opinion as to the value and purchase of the Assets based solely on Buyer’s knowledge and experience and not on any representations or warranties by Seller except as otherwise provided in this Agreement  Buyer is acquiring the Assets for its own account and without a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended.

e. Finder’s Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which Seller shall have any responsibility whatsoever.

    5.     Covenants of Seller.

a. Conduct of Business Pending Closing.  Seller covenants that from the date hereof to the Closing Date, Seller will:

i. Ordinary Course of Business, etc.  Not (A) act in any manner with respect to the Assets other than in the normal, usual and customary manner, consistent with prior practice; (B) dispose of, encumber or relinquish any of the Assets (other than in the ordinary course of business or as a result of the expiration of Leases or other agreements or contracts that Seller has no right or option to renew); (C) waive, compromise or settle any material right or claim with respect to any of the Assets; (D) commit to or make capital or workover expenditures with respect to the Assets in an amount which exceeds $10,000 without Buyer's consent, except when required by an emergency when there shall have been insufficient time to obtain advance consent; (E) abandon any Well unless required to do so by a governmental or regulatory agency or (F) modify or terminate any Lease or other material agreement or contract.

ii. Permits, etc.  Cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Assets following the consummation of the transactions contemplated by this Agreement.

iii. Preferential Rights and Consents.  Use commercially reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all material Assets, (i) all Pref Rights and requirements that Consents be obtained which would be applicable to the transactions contemplated hereby and (ii) the names and addresses of parties holding such rights; in attempting to identify such Pref Rights and Consents, and the names and addresses of such parties holding the same, Seller shall in no event be obligated to go beyond its own records. Seller will request from the parties so identified (and in accordance with the documents creating such Pref Rights and Consents), execution of Consents and/or waivers of Pref Rights so identified.

b. Access.  Seller, shall afford to Buyer and its authorized representatives reasonable access, at Buyer’s sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (i) the Assets operated by Seller, provided, however, that Buyer shall indemnify and hold harmless Seller from and against any and all Damages (as defined in Section 14 hereof) arising from Buyer’s inspection of the Assets, and (ii) Seller’s Records.

6.           Conditions Precedent to the Obligations of Seller.  The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

a. Representations and Warranties.  The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing and Buyer shall have delivered a certificate to such effect to Seller; and Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

b. No Litigation.  There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller or Buyer in connection therewith.

c. Purchase Price.  Buyer shall have delivered the Purchase Price to Seller in the form of a Promissory Note.

d. Conveyance Documents.  Buyer shall have executed and delivered to Seller (i) instruments of assignment and deeds in forms mutually acceptable to Buyer and Seller effectuating the transfer of the Assets as contemplated herein (the “Transfer Documents”), (ii) division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Assets to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer and (iii) all appropriate state or local forms required to be executed to effect the administrative change of operator of such Assets from Seller to Buyer to the extent that Seller shall no longer have regulatory responsibility for the Assets.

e. Simultaneous Transaction.  A closing shall have occurred, or will occur simultaneously on a transaction involving the sale of a pipeline from Seller to an affiliate of Buyer.

7.           Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

a. Representations and Warranties.  The representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing and Seller shall have delivered a certificate to such effect to Buyer; and Seller shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

b. No Litigation.  There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller or Buyer in connection therewith.

c. Conveyance Documents.  Seller shall have executed and delivered to Buyer (i) the Transfer Documents, (ii) division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Assets to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer and (iii) all appropriate state or local forms required to be executed to effect the administrative change of operator of such Assets from Seller to Buyer.
d. Title.  Buyer shall be satisfied in its sole discretion as to the state of title to the Assets.

8.           Title Matters.

a. Title Adjustment.  Buyer shall notify Seller in writing of any claimed Title Defects promptly upon Buyer’s discovery thereof and in no event later than October 15 (“Title Defects Notice”).  The Title Defects Notice shall set forth in reasonable detail (i) the Well, Lease or other Asset with respect to which a claimed Title Defect is made, (ii) the nature of such claimed Title Defect and (iii) Buyer’s calculation of the value of each claimed Title Defect in accordance with the guidelines set forth in Section 8(d) hereof.  Any Title Defect that is not identified in the Title Defects Notice shall thereafter be forever waived and expressly assumed by Buyer and shall be deemed to have become a Permitted Encumbrance; provided, however, that nothing contained herein shall be deemed to limit Buyer’s right to indemnification under Section 14(b) hereof or under Seller’s limited warranty of title.

b. Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

i. “Title Defect” shall mean, with respect to Seller’s interest in each of the Wells and Leases listed on Schedule 1(b) any lien, mortgage, pledge (other than liens, mortgages and pledges to be released at Closing), claim, charge, option or other defect which would violate Seller’s limited warranty covenants and would materially affect or interfere with the operation, use, ownership or value of such Well and Lease other than Permitted Encumbrances and which results in (1) Seller being entitled to receive a percentage of all proceeds of production therefrom less than the Net Revenue Interest of Seller set forth on Schedule 1(b) for such Well and Lease, or (2) Seller being obligated to pay costs and expenses relating to the operations on and the maintenance and development of such Well and Lease in an amount greater than the Working Interest set forth in Schedule 1(b), without a corresponding increase in the Net Revenue Interest for such Well and Lease  The exercise of a preferential right or a written objection to Seller’s notice of transfer shall be treated as provided in Section 9 and shall not be considered a Title Defect.

ii. “Net Revenue Interest” shall mean Seller’s interest in and to all production of oil, gas and other minerals saved, produced and sold from any Well and Lease after giving effect to all valid lessor’s royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

iii. “Working Interest” shall mean, with respect to any Well and Lease, Seller’s interest in and to the full and entire leasehold estate created under and by virtue of the Leases held in connection with such Well and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor’s royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

iv. “Permitted Encumbrances” shall mean:

A. Lessors’ royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of the burdens does not operate to reduce the interest of Seller with respect to all oil and gas produced from any Well or Lease below the Net Revenue Interest for such Well or Lease set forth in Schedule 1(b);

B. Division orders and sales contracts terminable without penalty upon no more than 90 days notice to the purchaser, and contracts as set forth in Schedule 1(c);

C. Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

D. All Consents;

E. All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

F. Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted with respect to the Assets;

G. All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Assets;

H. Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

I. All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority;

J. The terms and conditions of the Leases, and of all other agreements affecting the Assets; and

K. Any Title Defects Buyer may have expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 8(a).

Nothing contained in this Section 8(b)(iv) shall be deemed to limit Buyer’s right to indemnification under Section 14(b) hereof or Seller’s special warranty of title.

v. “Defect Value” shall mean the amount which is determined in accordance with Section 8(d) below with respect to each Title Defect which is accepted by Seller or determined to be a Title Defect pursuant to Section 8(c).

vi. Determination of Title Defects and Defect Values.  Within three (3) business days after Seller’s receipt of the Title Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Title Defects and/or the proposed Defect Values therefor (“Seller’s Response”).  In the event such claimed Title Defect is not cured prior to the Release Date and if Seller does not agree with any claimed Title Defect and/or the proposed Defect Value therefor, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters.  If the parties cannot reach agreement concerning either the existence of a Title Defect or a Defect Value prior to Release Date, then either party may terminate this Agreement

vii. Remedies for Title Defect.  Seller shall have the right, but not the obligation, to cure any Title Defect accepted by Seller or determined to be a Title Defect pursuant to Section 8(c) above.

9.           Preferential Rights and Third Party Consents.  Subject to the provisions of Section 8(e)(iii) above, in the event a third party exercises an applicable preferential right to purchase, the Purchase Price shall be reduced by the amount attributed to the affected Asset(s) set forth in Schedule 2 and the Buyer shall purchase the remaining Assets.  The Purchase Price shall not be adjusted for the absence of Consents.

10.           Suspense Funds Held by Seller.  Suspense funds shall be accounted for on the Final Settlement Statement as provided in Section 12(b) below.

11.           Closing.

a. The purchase and sale of the Assets pursuant to this Agreement shall be consummated (“Closing”) in Houston, Texas, at the offices of ECCO Energy Corp. on or before  December 30, 2008, or such other place and time as Seller and Buyer may mutually agree (the “Closing Date”). The effective date as to runs of oil  shall be as of 7 o-clock a.m., local time at the locations of the properties, on December 30, 2008, and for natural gas the applicable chart change on December 30, 2008 for the Wells and Leases included in the Assets (the “Effective Date”).   Seller will continue to operate the Assets until the Release Date.

Seller shall be entitled to all the proceeds from the sale of oil and natural gas produced therefrom (and any other revenues arising out of the operation thereof) before the Effective Date. Buyer shall be entitled to all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil and natural gas produced therefrom (and any other revenues arising out of the operation thereof) after the Effective Date, and further adjusting for the existing balance in any suspense account, and further taking into account all receivables and payables relating to the Assets.

12.           Closing Statement and Post-Closing Adjustments.

a. Final Settlement Statement.  After the Release Date, Seller shall prepare, in accordance with this Agreement, a statement (the “Final Settlement Statement”), a copy of which shall be delivered by Seller to Buyer no later than forty-five (45) days after the Release Date, setting forth each adjustment to the Purchase Price necessary in accordance herewith and showing the calculation of such adjustments. Buyer shall have thirty (30) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Seller of Buyer’s objection to any item on the statement.  Buyer’s notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s).  If Buyer does not provide written objection(s) within the 30-day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment.  If Buyer provides written objection(s) within the 30-day period, the Final Settlement Statement shall be deemed correct as to the items with respect to which no objections were made.  Buyer and Seller shall meet to negotiate and resolve the objections within fifteen (15) days of Buyer’s receipt of Seller’s objections.  If Buyer and Seller agree on all objections the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment.  Any items not agreed to at the end of the 15-day period may, at either party’s request, be resolved by arbitration in accordance with Section 12(c) below.

b. Arbitration.  If Seller and Buyer cannot agree upon the Final Settlement Statement, the parties shall chose a mutually agreeable accounting firm to act as an arbitrator and decide all points of disagreement with respect to the Final Settlement Statement by not later than twenty (20) days following the parties retention of such consultant for such purpose.  The decision of such accounting firm on all such points shall be binding upon the parties.  The costs and expenses of such accounting firm shall be borne 50% by Seller and 50% by Buyer.

c. Payment of Final Purchase Price.  Any amounts owing from Seller to Buyer or Buyer to Seller as determined by the Final Settlement Statement shall be paid within five (5) days of the date the Final Settlement Statement is agreed upon or the final decision of the accounting firm, as the case may be.

13.           Limitation of Warranties.  Except as otherwise set forth in Section 3 hereof and as contained in the conveyance documents, the Assets are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory.  WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER CONVEYS SUCH PROPERTY AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.  SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE ASSETS BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE ASSETS; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE ASSETS, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE, AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER.

14.           Indemnification.  Except as expressly limited elsewhere in this Agreement:

a. Buyer’s Indemnification.  Buyer agrees to indemnify and hold harmless Seller, its officers, directors, employees, partners, members and managers and any entity which controls, is controlled by or is under common control with Seller and each of their respective successors and assigns (the “Seller Indemnified Parties”) from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys’ fees) (collectively, “Damages”) incurred by any Seller Indemnified Party and arising directly or indirectly out of or resulting from:
i. any liability attributable to the ownership or operation of Assets which is incurred with respect to any period of time after the Effective Date;

ii. any liability resulting from the condition of the Assets arising at any time after the Closing Date under any Environmental Law;

iii. any breach by Buyer of any of its representations, warranties, covenants or agreements hereunder; and/or

b. Seller’s Indemnification.  Seller agrees to indemnify and hold harmless Buyer, its officers, directors, employees, shareholders and any entity which controls, is controlled by or is under common control with Buyer and each of their respective successors and assigns (the “Buyer Indemnified Parties”) from and against any and all Damages incurred by any Buyer Indemnified Party and arising directly or indirectly out of or resulting from

i. any liability attributable to the ownership and operation of the Assets which is incurred with respect to any period of time on or before the Effective Date;

ii. any breach by Seller of any of its representations, warranties, covenants or agreements hereunder; and/or

iii. any Damages incurred by Buyer arising directly or indirectly out of or resulting from Seller’s failure to obtain a required Consent, but only if Buyer provides written notice of such Damages to Seller prior to the expiration of one year subsequent to the Closing Date.

c. Limits on Indemnification.  No party hereto shall be liable for consequential or incidental damages incurred by the other party.  Further, Seller’s and Buyer’s indemnification obligations shall expire on the first anniversary of the Closing.

15.           Risk of Loss.  An adjustment to the Purchase Price shall be made if, after the date hereof and prior to the Closing, any part of the Assets shall be destroyed or harmed by fire or any other casualty or cause or shall be taken by condemnation or the exercise of eminent domain, but Seller shall be entitled to any applicable insurance proceeds or condemnation awards. In the event of any such loss, casualty or taking by eminent domain, the value of such Assets shall be considered in the calculation of Defect Value as provided in Section (8)(e)(iii).

16.           Termination and Remedies.

a. Termination.  If the Closing has not occurred on or prior to the Closing Date on account of any failure of Buyer to perform its obligations hereunder and Seller has fully complied and performed pursuant to the provisions of this Agreement, Seller may terminate this Agreement.
b. Sole Remedy of Buyer Prior to Closing.  If, any time prior to Closing, it is determined that any of the representations and warranties made herein by Seller are materially incorrect or if Seller fails to fully and timely comply with any of Seller’s obligations as set forth herein or as required by applicable law, Buyer’s sole and exclusive remedy against Seller shall be to terminate this Agreement.

17.           Further Assurances.  After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

18.           Access to Records by Seller.  No later than  thirty (30) days after Closing, Seller shall deliver to Buyer the originals of all Records including accounting Records relating to the Assets at Buyer’s expense and with minimal disruption of Seller’s ongoing business.  For a period of three (3) years after the date of Closing, Buyer will retain the Records delivered to it pursuant hereto and will make such Records available to Seller upon reasonable notice at Buyer’s headquarters at reasonable times and during office hours.  Buyer shall notify Seller in writing within thirty (30) days of the sale to a third party of all or any part of the Assets which involves the transfer of any of the Records of the name and address of the buyer(s) in any such sale.  Buyer shall require as part of any such sales transaction that such third party assume the obligations imposed on Buyer in this Section.

19.           Notices.  All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Buyer:                         Samuel M. Skipper, President
ECCO Energy Corp.
3315 Marquart, Suite 206
Houston, TX  77027

With copies to:         Claudio R. Roman
Attorney at Law
3315 Marquart  St. Suite 205
Houston, TX 77027-6027
Cell: 713-299-7075
E-Fax: 832-553-2803

Seller:                         Samurai Corp.
P. O. Box 421917
Houston, TX  77242
Phone: (713) 771-5500
Fax:   (713) 771-5556

or to such other place within the United States of America as either party may designate as to itself by written notice to the other.  All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address.  Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next business day after receipt if received after the recipient’s normal business hours.  All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

20.           Arbitration.  If at any time any dispute shall arise between Buyer and Seller under this Agreement or under any of the terms and provisions hereof (other than any dispute to be decided by an accounting firm pursuant to Section 12(c) hereof) which cannot be agreed upon by the parties hereto, then such dispute shall be referred to a board of arbitrators (the “Board”).  Such Board shall be composed of a representative of Buyer and a representative of Seller, to be selected by them, respectively, and a third arbitrator who shall be chosen by the two (2) arbitrators herein provided for.  In case the two (2) arbitrators are unable to agree within ten (10) days upon a third arbitrator, then the American Arbitration Association shall designate a disinterested person to act as such arbitrator; and, in case either of the parties should, for a period of ten (10) days after receipt of the notice below referred to, fail to select and make known in writing to the other party the arbitrator selected by it, the said American Arbitration Association shall designate two (2) disinterested persons, who together with the person selected by the party desiring the arbitration, shall constitute the Board.  Either party may at any time serve upon the other a notice setting forth the point or points upon which the decision of said Board is desired and the other party may, within ten (10) days thereafter, serve a counter-notice specifying any additional points or differences arbitrable hereunder upon which such other party may desire a decision.  The Board shall give ten (10) days written notice of the time and place of hearing to the respective parties, and shall determine questions submitted to it for arbitration, and make its decision and award in writing.  The decision and award of a majority of the arbitrators shall be final, conclusive and obligatory upon the parties to this Agreement, their successors and assigns, and without appeal, and each party hereto agrees to abide by and comply with every such decision and award.  Those costs of any such arbitration shall in the first instance be paid by the party requesting the same, but if such party substantially prevails therein it shall be reimbursed therefor by the other party, and this question of costs shall in each case be determined by the Board when it renders its decision on the question or questions submitted to it.

21.           Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue for the resolution of all disputes and arbitration proceedings provided for herein shall take place in Houston, Texas.

22.           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.  Notwithstanding the preceding sentence, Buyer shall not assign this Agreement or its rights or obligations hereunder without Seller’s written consent which consent shall not be unreasonably withheld or delayed.

23.           Entire Agreement; Amendments; Waivers.  This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.  This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver.  No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

24.           Severability.  If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

25.           Press Releases.  Seller and Buyer shall consult with each other prior to the issuance of any press releases or other public announcements concerning this transaction.

26.           Headings.  The headings of the Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

27.           Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  This Agreement will be binding upon the parties who do sign whether or not all parties sign the Agreement.

28.           Expenses, Fees and Taxes.  Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents.  All other costs shall be borne by the party incurring them.  Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement and that all such taxes shall be borne by the party incurring them.

29.           Business Days.  The term “business day” when referred to herein shall mean any day (other than a day which is a Saturday, Sunday or legal holiday) in the State of Ohio.

30.           Survival of Representations and Warranties.  All representations and warranties made herein by Seller and Buyer shall be continuing and shall be true and correct on and as of Closing with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Seller and Buyer), and all of such representations and warranties shall survive for a period of one year from the Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused their duly elected officers to execute this Agreement on the date first above written.

ECCO Energy Corp.

/s/Samuel Skipper
By: Samuel M. Skipper
Its:  President

Samurai Corp.

/s/Samuel Skipper
By: Samuel M Skipper
                                                        Its:  President